UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 20, 2012

Spherix Incorporated

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Delaware	0-5576	52-0849320

(Address of principal executive offices)	(Zip Code)
6430 Rockledge Drive, Suite 503, Bethesda, Maryland	20817

Registrant’s telephone number, including area code  301-897-2540

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets.

Item 3.01.                                              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard;  Transfer of Listing.

On April 20, 2012, Spherix Incorporated (the “Company”) received written notification (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) advising the Company that the bid price of the Company’s common stock (the “Common Stock”) for the previous thirty (30) consecutive trading days had closed below the minimum $1.00 per share (the “Minimum Bid Price Requirement”) required for continued listing on the NASDAQ Capital Market pursuant to NASDAQ Rule 5550(a)(2) (the “Rule”).  The Notice has no effect on the listing of the Common Stock at this time.

Pursuant to NASDAQ Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until October 17, 2012, to regain compliance with the Minimum Bid Price Requirement.  The Notice further provides that NASDAQ will provide written notification stating that the Company has achieved compliance with the Rule if at any time before October 17, 2012, the bid price of the Common Stock closes at $1.00 per share or more for a minimum of ten (10) consecutive business days, although, under certain circumstances, NASDAQ has the discretion to require compliance for a period in excess of ten (10) consecutive business days.

If the Company does not regain compliance with the Rule by October 17, 2012, and if the Company is not otherwise entitled to a further compliance period, NASDAQ will provide notice to the Company that the Common Stock will be delisted from the NASDAQ Capital Market.  If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a NASDAQ Hearings Panel.

The Company intends to take no action at this time and will monitor the closing bid price of its common stock over the next several months.  At the appropriate time, if needed, the Company will review its options to regain compliance with the NASDAQ Listing Rules.  Such options may include requesting a further extension of time or to seek stockholder approval for a reverse stock split to address the bid price deficiency, however no decision has been made at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spherix Incorporated
(Registrant)

By:

/s/ Claire Kruger
Claire Kruger
CEO and COO

Date: April 25, 2012